As filed with the Securities and Exchange Commission on August 11, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECHNICAL COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2295040
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Domino Drive, Concord, Massachusetts 01742

(Address of Principal Executive Offices) (Zip Code)

2005 NON-STATUTORY STOCK OPTION PLAN

(Full Title of the Plan)

Carl H. Guild, Jr.

President & Chief Executive Officer

Technical Communications Corporation

100 Domino Drive

Concord, Massachusetts 01742

(Name and Address of Agent For Service)

(978) 287-5100

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.10 par value	100,000	$3.15	$312,000	$36.72

(1)	Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to stock splits or similar transactions.
(2)	The proposed maximum offering price per share and maximum aggregate offering price have been estimated pursuant to Rule 457(h) and (c) solely for the purpose of calculating the registration fee. It is not known how many of the shares registered will be purchased or at what price, provided that a portion of the shares subject to options previously granted (20,000 shares) were granted with a fixed exercise price of $3.00 per share. The shares underlying options not yet granted (80,000 shares) do not have a fixed exercise price. The proposed maximum offering price per share for such unissued shares has been calculated pursuant to Rule 457(h) and (c) as $3.15, which is the average of the bid and asked prices of the Common Stock on the Over-The-Counter Bulletin Board on August 9, 2005.

PART I    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by this Part I are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement on Form S-8. Such documents and the documents incorporated by reference in this Registration Statement on Form S-8 pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended, and will be sent or given to participants in the Technical Communications Corporation 2005 Non-Statutory Stock Option Plan (the “Plan”).

PART II    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement on Form S-8:

1.	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 25, 2004;

2.	The Registrant’s Quarterly Reports on Form 10-QSB for the fiscal quarters ended December 25, 2004, March 26, 2005 and June 25, 2005; and

3.	The descriptions of the Registrant’s Common Stock ($.10 par value) contained in the Registrant’s registration statements filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to such time as the Registrant files a post-effective amendment to this Registration Statement on Form S-8 which indicates that all securities offered hereby have been sold, or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement on Form S-8 and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 8.51 of Chapter 156D of the Massachusetts General Laws provides that the Registrant may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (a) he conducted himself in good faith, he reasonably believed his conduct was in the best interests of the Registrant or that his conduct was at least not opposed to the best interests of the Registrant and, in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, or (b) he engaged in conduct for which he is not liable under a provision of the Registrant’s Articles of Organization as authorized by the statute. Section 8.52 of Chapter 156D requires indemnification of any director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the Registrant against reasonable expenses incurred by him in connection with the proceeding.

No corporation, under Section 8.55 of Chapter 156D, may indemnify a director unless a determination has been made that indemnification is permissible because the director met the relevant standard of conduct. Such determination must be made (i) if there are two or more disinterested directors, by the Board of Directors by a majority vote of all disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (ii) by special legal counsel; or (iii) by the shareholders, but excluding the shares owned or voted under the control of the director who at the time does not qualify as a disinterested director.

As to officers, Section 8.56 of Chapter 156D provides that the Registrant may indemnify and advance expenses to an officer who is a party to a proceeding because he is an officer to the same extent as a director and, if he is an officer but not a director, to such further extent as may be provided in the Articles of Organization, Bylaws, a resolution of the Board of Directors or contract except for liabilities arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Section 6 of the Registrant’s Articles of Organization, as amended, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages by breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except that to the extent provided by applicable law, Section 6 shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 61 or 62 of the Business Corporation Law of the Commonwealth of Massachusetts or any amendatory or successor provision thereof, or (iv) for any transaction from which the director derived an improper personal benefit. The foregoing provisions of Section 6 shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which Section 6 became effective. No amendment to or repeal of Section 6 shall apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Concord, Commonwealth of Massachusetts, on this 10th day of August 10, 2005.

TECHNICAL COMMUNICATIONS CORPORATION

By:	/s/ Carl H. Guild, Jr.
Carl H. Guild, Jr., President
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE
/s/ Carl H. Guild, Jr.	President, Chief Executive Officer Officer and Chairman of the Board (Principal executive officer)	August 10, 2005
Carl H. Guild, Jr.

/s/ Michael P. Malone	Chief Financial Officer, Treasurer and Assistant Secretary (Principal financial and accounting officer)	August 10, 2005
Michael P. Malone

/s/ Mitchell B. Briskin	Director	August 10, 2005
Mitchell B. Briskin

/s/ Robert T. Lessard	Director	August 10, 2005
Robert T. Lessard

/s/ Thomas E. Peoples	Director	August 10, 2005
Thomas E. People

Exhibit Index

Exhibit Number	Description
5*	Opinion of White White & Van Etten LLP

10.1	Technical Communications Corporation 2005 Non-Statutory Stock Option Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB, File No. 0-08588, filed May 10, 2005.)

23.1*	Consent of Vitale, Caturano & Company Ltd.

23.2*	Consent of White White & Van Etten LLP (included in Exhibit 5)

*	Filed herewith.